EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company is a leading specialty retailer of children’s merchandise. We design, contract to manufacture and sell high-quality, value-priced merchandise under our proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of February 2, 2008 we owned and operated 904 The Children’s Place stores and 335 Disney Stores across North America and Internet stores at www.childrensplace.com and www.disneystore.com. The accompanying consolidated financial statements have classified the Disney Store business as discontinued operations in accordance with U.S. generally accepted accounting principles, (“ GAAP”), reflecting the Company’s decision to exit the Disney Store business (see Note 2-Discontinued Operations).

Net sales in fiscal 2007 increased $114.9 million, or 8%, to $1.520 billion, compared to net sales of $1.405 billion reported in fiscal 2006. During fiscal 2007, comparable store sales of The Children’s Place brand increased 3% compared to a 10% increase in fiscal 2006. We define comparable store sales as net sales from stores that have been open at least 14 full months and that have not been substantially remodeled during that time. In fiscal 2007, we opened 54 The Children’s Place stores and closed 16 stores.

Based on information from NPD Group, a consumer and retail market research firm, we believe our market share of children’s apparel for The Children’s Place brand increased to 3.8% in fiscal 2007 from 3.7% in fiscal 2006.

During fiscal 2007, we reported income from continuing operations of $10.0 million, or $0.34 per diluted share as compared to income from continuing operations of $84.3 million, or $2.82 per diluted share, in fiscal 2006. During fiscal 2007, the following factors significantly impacted our business:

•                  Our merchandise assortments did not resonate with our customers;

•                  Overall, our inventory levels were too high;

•                  Our expense structure and capital spending levels were too high and were not reflective of a value-oriented business; and

•                  The economic environment was more challenging than expected.

Additionally, income from continuing operations in fiscal 2007 included:

•                  Approximately $14.8 million in impairments related to our decision to cease construction of our planned new corporate headquarters, and $1.8 million of impairment related to 12 underperforming The Children’s Place stores (refer to Note 4—Property and Equipment in the accompanying consolidated financial statements for more information).

•                  Approximately $5.9 million in other costs to exit the previously mentioned corporate headquarters.

•                  Approximately $11.4 million in charges associated with the stock option and special investigations, before income tax effects, including approximately:

•      $7.3 million in legal and professional fees;

•                  $1.9 million in stock-based compensation charges for recipients who have not been able to exercise options due to the suspension of option exercise activity;

•                  $1.3 million in incremental external audit fees; and

•                  $0.9 million in tender offer costs to re-price certain stock options granted to non-executive officers.

•                  Approximately $6.1 million in additional taxes since we determined that we were no longer permanently reinvested in Hong Kong for tax purposes.

•                  Approximately $4.7 million in severance costs associated with the resignation of our former CEO and former president of The Children’s Place business.

•                  Approximately $2.2 million in costs incurred in conjunction with our strategic alternative initiatives.

During fiscal 2007, we reported a loss from discontinued operations, net of income taxes, of our Disney Store business of $69.5 million, or $2.35 per diluted share as compared to income from discontinued operations, net of income taxes, of $3.1 million, or $0.10 per diluted share, in fiscal 2006. During fiscal 2007, the following factors significantly impacted our discontinued operations:

•                  Our obligations under the License Agreement, as modified by the August 2007 Refurbishment Amendment (the “Refurbishment Amendment”) were particularly challenging given the economic environment and required a significant amount of capital investment to remain in compliance; and

•                  At the Disney Store, our operating results in the fourth quarter were negatively impacted by late merchandise deliveries and a lack of customer enthusiasm for toys during the holiday season.

Additionally, our loss from discontinued operations in fiscal 2007 included:

•                  Approximately $80.3 million in impairments related to our decision to exit the Disney Store business, (refer to Note 2—Discontinued Operations in the accompanying consolidated financial statements for more information).

•                  Approximately $6.1 million in costs associated primarily with the cancellation of the Disney Store remodeling program.

•                  Approximately $10.5 million for the Disney Store “maintenance refresh” program and accelerated depreciation of the Mickey Stores. The “maintenance refresh” program approximated $6.9 million, and was recorded in selling, general and administrative expenses, and accelerated depreciation of the Mickey Stores approximated $3.6 million. We accelerated depreciation for certain Mickey Stores assets, which we determined would be disposed at the time of their scheduled renovation.

During fiscal 2007 our gross margin from continuing operations, as a percentage of net sales, eroded by approximately 420 basis points due primarily to increased markdowns. Significant markdowns were required to sell inventory that we purchased anticipating a higher comparable store sales increase than we experienced and to sell merchandise that did not resonate with our The Children’s Place customers.

In June 2007, we amended our credit facilities with Wells Fargo and our other senior lenders to better support the capital needs of our business and reduce the fees associated with our borrowings. Refer to Note 5—Credit Facilities in the accompanying consolidated financial statements for additional information regarding amendments to our credit facilities.

During August 2007, we entered into the Refurbishment Amendment to our License Agreement with Disney, which superseded the provisions of the original License Agreement relating to required remodeling of Disney Stores with new provisions regarding store renovation and maintenance through fiscal 2011. Our Board of Directors authorized us to invest $175 million over this five year period to the Disney Store renovation program. During January 2008, the Company suspended work with respect to its store opening, remodeling and maintenance refresh obligations under the Refurbishment Amendment for fiscal 2008 due to its decision to exit the Disney Store business. As of February 2, 2008, we believed we were in compliance with our obligations under the Refurbishment Amendment.

In October 2007, our Board engaged an investment banking firm to act as its financial advisor in undertaking a review of strategic alternatives to improve operations and enhance shareholder value. As part of this review, our Board and management are assessing a wide variety of options to maximize shareholder value, including, but not limited to, opportunities for organizational and operational improvement, a possible recapitalization, including the potential sale of the Company. The Board has not set any specific timeline for the completion of this strategic review, and there is no assurance that as a result of this review, the Board will decide to change the Company’s course of action or engage in any specific transaction.

RECENT DEVELOPMENTS

After a thorough review of the Disney Store business, its potential earnings growth, its capital needs and its ability to fund such needs from its own resources, we announced on March 20, 2008 that we had decided to exit the Disney Store business. Additionally, Hoop had received a notice from Disney asserting several material breaches under the License Agreement with Disney; however, we believe Hoop had cured some of the asserted breaches and we intended to cure or to assert defenses to the other asserted breaches.

After assessing the above factors and Hoop’s liquidity, Hoop’s Board of Directors determined that the best way to complete an orderly wind-down of Hoop’s affairs was for Hoop to seek relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). On March 26, 2008, Hoop Holdings, LLC, Hoop Retail Stores, LLC and Hoop Canada Holdings, Inc. each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (Case Nos. 08-10544, 08-10545, and 08-10546, respectively, the “Cases”). On March 27, 2008, Hoop Canada, Inc. filed for protection pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice (Commercial List) (“Canadian Bankruptcy Court”) (Court File No. 08-CL-7453, and together with the Cases, the “Filings”). Each of the foregoing Hoop Entities are referred collectively herein as the “Hoop Entities.”

Since these Filings, the Hoop Entities have managed their properties and have operated their businesses as “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court or the Canadian Bankruptcy Court, as applicable, and in accordance with the applicable provisions of the Bankruptcy Code or the CCAA, as applicable. Neither we, as Hoop’s parent company, nor any of our other subsidiaries, have commenced or plan to commence a Chapter 11 case (or equivalent under applicable bankruptcy laws).

As a result of the Filings, outstanding indebtedness, in the amount of approximately $9.3 million, under the Amended Hoop Loan Agreement was frozen and capped as of March 26, 2008. In order to fund the bankruptcy proceedings and its working capital needs, Hoop entered into a Debtor-In-Possession Loan and Security Agreement, dated March 26, 2008, as described in “—Liquidity and Capital Resources—Credit Facilities—Amended Hoop Loan Agreement.”

After receiving approval from the U. S. Bankruptcy Court and the Canadian Bankruptcy Court, on April 30, 2008, Hoop transferred the Disney Store business in the U.S. and Canada and a substantial portion of the Disney Store assets to affiliates of Disney in an asset sale (the “Private Sale”), pursuant to section 363 of the Bankruptcy Code (and a similar provision under the CCAA). Upon closing, affiliates of Disney paid a purchase price of $64.0 million for the acquired assets of the Disney Store business, subject to a post-closing inventory and asset adjustment. Approximately $6 million of the purchase price was placed in escrow for such true-up purposes. The proceeds received from the Private Sale will be utilized to settle the Hoop Entities’ liabilities as a “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, as applicable.

In connection with the closing of the Private Sale, Disney’s relevant affiliates released Hoop from its rights and obligations under the License Agreement, as amended by the Refurbishment Amendment, the Guaranty and Commitment Agreement, and any related future liabilities and unlimited claims. Further, in connection with the closing of the Private Sale and the satisfaction of other conditions, Disney and its affiliates released us from our obligations under the Guaranty and Commitment Agreement and the Refurbishment Amendment. Separately, we entered into a settlement and release of claims with Hoop and its creditors’ committee, which was approved by the U.S. Bankruptcy Court on April 29, 2008.

We have agreed to provide transitional services and to forgive all pre- and post-bankruptcy petition claims against Hoop, which include inter-company charges for shared services and to pay severance and other employee costs for our employees servicing Hoop, and certain other professional fees and other costs we may incur during the Hoop Entities’ bankruptcy proceedings, as well as claims that might be asserted against us in such bankruptcy proceedings.

We expect our continuing Children’s Place business will make cash outlays of approximately $50 million to exit the Disney Store business (see “—Liquidity and Capital Resources—Estimated Costs to Exit the Disney Store Business” for a further discussion of the costs estimated to exit the Disney Store business).

Further, we have taken or plan to take the following strategic actions in fiscal 2008:

•                  Reduced our shared service workforce by approximately 80 positions in conjunction with our exit of the Disney Store in addition to the approximately 50 open positions that we do not plan to fill. This reduction cost approximately $0.3 million in the first quarter of 2008 primarily for severance related to this work force reduction. We expect to incur an additional $0.3 million in the second and third quarters of fiscal 2008 in severance related to transition service positions.

•                  Reduced our fiscal 2008 capital expenditure budget to a range of $65 million to $75 million due to our exit from the Disney Store business and our decision not to proceed with our planned corporate headquarters. We plan to open approximately 30 new Children’s Place stores during fiscal 2008.

•                  Reduce our overall inventory position. Given the lead time of our inventory buys, we were able to partially impact our Summer 2008 buys and fully impact the 2008 back-to-school buy.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reported period. Actual results could differ from our estimates. The accounting policies that we believe are the most critical to aid in fully understanding and evaluating the financial results include the following:

Revenue Recognition—Sales are recognized upon purchase by customers at our retail stores or when received by the customer if the product was purchased via the Internet, net of coupon redemptions and anticipated sales returns. Actual sales return rates have historically been within our expectations and the allowance established. However, in the event that the actual rate of sales returns by customers increases significantly, our operational results could be adversely affected.

Our policy with respect to gift cards is to record revenue as gift cards are redeemed for merchandise. Prior to their redemption, unredeemed gift cards for The Children’s Place business are recorded as a liability, included within accrued expenses and other current liabilities. We recognize income from gift cards that are not expected to be redeemed based upon an extended period of dormancy, where statutorily permitted.

We offer a private label credit card to our The Children’s Place customers that provide a discount on future purchases once a minimum annual purchase threshold has been exceeded. We estimate the future discounts to be provided based on history, the number of customers who have earned or are likely to earn the discount and current year sales trends on the private label credit card. We defer a proportionate amount of revenue from customers based on an estimated value of future discounts. We recognize such deferred revenue as future discounts are taken on sales above the minimum. We accomplish this by utilizing estimates based upon sales trends and the number of customers who have earned the discount privilege. Our private label customers must earn the discount privilege on an annual basis and this privilege expires at our fiscal year end. Accordingly, deferred revenue related to that fiscal year is recognized by the end of that fiscal year. We commenced our 2008 private label program in January 2007 and accordingly, we recognized $0.4 million in deferred revenue at February 2, 2008.

Inventory Valuation—Merchandise inventories are stated at the lower of average cost or market, using the retail inventory method. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are calculated by applying a cost-to-retail ratio by merchandise department to the retail value of inventories. At any one time, inventories include items that have been marked down to our best estimate of their fair market value and an estimate of our inventory shrinkage.

We base our decision to mark down merchandise upon its current rate of sale, the season, and the age and sell-through of the item. To the extent that our markdown estimates are not adequate, additional markdowns may have to be recorded, which could reduce our gross margins and operating results. Our success is largely dependent upon our ability to gauge the fashion taste of our customers and to provide a well-balanced merchandise assortment that satisfies customer demand. Any inability to provide the proper quantity of appropriate merchandise in a timely manner could increase future markdown rates.

We adjust our inventory based upon an annual physical inventory and shrinkage is estimated in interim periods based upon the historical results of physical inventories in the context of current year facts and circumstances. To the extent our shrinkage estimate is not adequate, we would be required to reduce our gross profits and operating results.

Equity Compensation— In applying SFAS 123(R), we use the Black-Scholes option pricing model based on a Monte Carlo simulation, which requires extensive use of accounting judgment and financial estimates, including estimates of how long employees will hold their vested stock options before exercise, the estimated volatility of the Company’s common stock over the expected term, and the number of options that will be forfeited prior to the completion of vesting requirements. Application of other assumptions could result in significantly different estimates of fair value of stock-based compensation and consequently, the related expense recognized in our financial statements. The provisions of SFAS 123(R) applied to new stock options and stock options outstanding, but not yet vested, as of the effective date of January 29, 2006.

Accounting for Royalties—In exchange for the right to use certain Disney intellectual property, we were required to make royalty payments pursuant to the License Agreement to a Disney subsidiary, after a two-year holiday that ended in November 2006. The amortization of the estimated value of the royalty holiday was recognized on a straight-line basis as a reduction of royalty expense over the term of the License Agreement. Royalty expense is recorded as part of discontinued operations.

Insurance and Self-Insurance Liabilities—Based on our assessment of risk and cost efficiency, we self-insure and purchase insurance policies to provide for workers’ compensation, general liability, property losses, director’s and officer’s liability, vehicle liability and employee medical benefits. We estimate risks and record a liability based upon historical claim experience, insurance deductibles, severity factors and other actuarial assumptions. While we believe that our risk assessments are appropriate, to the extent that future occurrences and claims differ from our historical experience, additional charges for insurance may be recorded in future periods.

Impairment of Assets—We periodically review our assets when events indicate that their carrying value may not be recoverable. Such events include a history of cash flow losses or a future expectation that we will sell or dispose of an asset significantly before the end of its previously estimated useful life. We periodically evaluate each store’s performance and compare the carrying value of each location’s fixed assets, including leasehold improvements and fixtures, to its projected cash flows. An impairment loss is recorded if the projected future cash flows related to the assets are insufficient to recapture the net book value of the assets. To the extent our estimates of future cash flows vary from actual results, additional impairment charges may be recorded in future periods.

Income Taxes—We compute income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities, measured by enacted rates, attributable to temporary differences between financial statement and income tax basis of assets and liabilities. Temporary differences result primarily from depreciation and amortization differences for book and tax purposes and the non-deductibility of certain reserves and accruals in the current tax period for tax purposes. In assessing the need for a valuation allowance, management considers all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When we change our determination of the amount of deferred tax assets that can be realized, a valuation allowance is established or adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite our belief that our tax positions are supportable, we believe that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. We believe that our accruals for tax liabilities are adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48) on February 4, 2007. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. See Note 11, “Income Taxes,” for additional information, including the effects of adoption on our consolidated financial statements.

Newly Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years, with the exception of all non-financial assets and liabilities which will be effective for years beginning after November 15, 2008. The adoption of SFAS 157 did not have a material effect on our consolidated balance sheets and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”—including an Amendment of FASB Statement No. 115 (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of this statement did not have a material effect on our consolidated balance sheets and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement No. 141. SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, and any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business or a gain from a bargain purchase and determines what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R shall be applied prospectively to business combinations with acquisition dates on or after the beginning of the first annual reporting period in which it is initially applied. SFAS 141R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect SFAS 141R to have an impact on its consolidated financial statements upon adoption.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of net sales. We primarily evaluate the results of our operations as a percentage of net sales rather than in terms of absolute dollar increases or decreases by analyzing the year over year change in our business expressed as a percentage of net sales (i.e., “basis points”). For example, our selling, general and administrative expenses increased approximately 50 basis points to 31.5% of net sales during the fiscal year ended February 2, 2008 from 31.0% during the fiscal year ended February 3, 2007. Accordingly, to the extent that our sales have increased at a faster rate than our costs (i.e., “leveraging”), the more efficiently we have utilized the investments we have made in our business. Conversely, if our costs grow at a faster pace than our sales (i.e., “de-leveraging”), we have less efficiently utilized the investments we have made in our business.

	Fiscal Year Ended
	February 2, 2008	February 3, 2007
Net sales	100.0%	100.0%
Cost of sales	60.8	56.6
Gross profit	39.2	43.4
Selling, general and administrative expenses	31.5	31.0
Asset impairment charge	1.1	—
Other costs	0.4	—
Depreciation and amortization	4.3	4.1
Operating income	1.9	8.3
Interest income (expense), net	—	0.2
Income from continuing operations before income taxes	1.9	8.5
Provision for income taxes	1.2	2.5
Income from continuing operations	0.7	6.0
Income (loss) from discontinued operations, net of income taxes	(4.6)	0.2
Net income (loss)	(3.9)%	6.2%
Number of stores in continuing operations, end of period	904	866

Table may not add due to rounding.

Year Ended February 2, 2008 Compared to Year Ended February 3, 2007

Net sales increased $114.9 million, or 8%, to $1.520 billion during fiscal 2007 from $1.405 billion during fiscal 2006. Since fiscal 2006 was a 53-week year, with the extra week contributing approximately $21.4 million in net sales, fiscal 2007 net sales increased approximately $136.3 million on a comparable 52-week basis. Comparable store sales increased 3% as compared to a 10% comparable store sales increase in fiscal 2006 and contributed $32.4 million to our net sales increase in fiscal 2007. Net sales from our new stores, as well as other stores that did not qualify as comparable stores, increased our sales by $104.9 million. Our closed stores partially offset our consolidated sales increase by approximately $1.0 million.

Our 3% comparable store sales increase was primarily the result of a 4% increase in the number of comparable store sales transactions, partially offset by a 1% decrease in our average dollar transaction size. Our lower dollar transaction size was driven primarily by lower average retail prices, reflecting the increased markdowns we took to clear inventory, offset partially by an increase in the number of items sold in each transaction. During fiscal 2007, we achieved our strongest comparable store sales increases at The Children’s Place business in the Metro NY, Canada, Rocky Mountain and Southwest regions, partially offset by low single-digit comparable store sales decreases in the Southeast and Midwest. By department, Accessories and Boys reported the strongest comparable store sales increases, partially offset by low single-digit comparable store sales decreases in the Girls and Newborn departments. All store types reported comparable store sales increases, except for our “C” mall stores.

During fiscal 2007, we opened 54 The Children’s Place stores, 44 in the United States, eight in Canada and two in Puerto Rico. We closed 16 The Children’s Place stores in fiscal 2007.

Gross profit decreased by $14.3 million to $596.1 million during fiscal 2007 from $610.4 million during fiscal 2006. As a percentage of net sales, gross profit decreased 420 basis points to 39.2% during fiscal 2007 from 43.4% during fiscal 2006. This decrease in consolidated gross profit, as a percentage of net sales, resulted primarily from higher markdowns of approximately 380 basis points, higher distribution costs of approximately 40 basis points, and increased inventory shrinkage of approximately 30 basis points, partially offset by a higher initial markup of approximately 40 basis points. Significant markdowns were required to sell through inventory that we purchased to support a higher comparable store sales increase than we experienced and to clear through merchandise that did not resonate with our customers.

Selling, general and administrative expenses increased $43.3 million to $479.1 million during fiscal 2007 from $435.8 million during fiscal 2006. As a percentage of net sales, selling, general and administrative expenses increased approximately 50 basis points to 31.5% during fiscal 2007 from 31.0% during fiscal 2006. Selling, general and administrative expenses were unfavorably impacted in fiscal 2007 primarily as a result of:

•                  Higher store and administrative payroll and benefit costs which approximated $28.1 million, or approximately 60 basis points;

•                  Higher store supplies costs approximated $6.8 million, or approximately 30 basis points. A significant portion of our store supply increase related to increased bag costs, reflecting our increased units sold during fiscal 2007 as compared to fiscal 2006;

•                  Higher severance costs of approximately $4.6 million, or approximately 20 basis points. We incurred severance costs of approximately $4.7 million in fiscal 2007 due to the resignation of our former CEO and the President of The Children’s Place business;

•                  Higher utility and variable store expenses of approximately $5.5 million, or approximately 10 basis points;

•                  Costs associated with our strategic alternatives initiatives approximated $2.2 million, or approximately 10 basis points; and

•                  Increased marketing of approximately $4.2 million, which was leveraged as a percentage of net sales, due to increased marketing efforts to promote our brands.

As a percentage of net sales, these increases in selling, general and administrative expenses were partially offset by:

•                  Lower store and management incentive bonuses of approximately $8.5 million, or approximately 60 basis points;

•                  Lower stock and special investigation fees of approximately $4.7 million, or approximately 30 basis points;

•                  During fiscal 2007 stock option and special investigation costs approximated $11.4 million, or approximately 50 basis points, and included;

•                  Legal, forensic accounting and other professional fees of $7.3 million;

•                  Non-cash compensation expense associated with option terms that were extended due to the suspension of option exercises during the investigation, which approximated $1.9 million;

•                  Incremental external audit fees of approximately $1.3 million;

•                  A tender offer to re-price stock options to re-mediate adverse tax consequences approximated $0.9 million.

•                  During fiscal 2006, stock option investigation fees approximated $16.1 million, or 80 basis points, and included;

•                  Legal, forensic accounting and other professional fees of $8.1 million;

•                  The tax consequences associated with discounted employee stock options, which approximated $6.3 million;

•                  Non-cash compensation expense associated with option terms that were extended due to the suspension of option exercises during the investigation, which approximated $1.7 million.

•                  Lower legal settlement expenses of approximately $1.9 million, or approximately 10 basis points, primarily due to the settlement of two class action litigations during fiscal 2006.

During fiscal 2007, we recorded asset impairment charges of $16.6 million, or approximately 1.1 % of net sales, as compared to asset impairment charges of $0.4 million during fiscal 2006. During fiscal 2007, our $16.6 million in asset impairment charges were comprised of $14.8 million in impairments related to our decision to cease construction of our Emerson Lane administrative office building and $1.8 million of impairment related to 12 underperforming The Children’s Place stores. The impairment of the Emerson Lane administrative office reflects our decision to cease construction on the project and to seek a sublease for this space. During fiscal 2006, our asset impairment charges of $0.4 million related to the write down of leasehold improvements and fixtures in five underperforming The Children’s Place stores.

During fiscal 2007, we recorded other costs of $5.9 million, or 0.4% of net sales related to our decision to exit the Emerson Lane administrative office lease.

Depreciation and amortization was $65.3 million or 4.3% of net sales, during fiscal 2007, compared to $58.0 million, or 4.1% of net sales, during fiscal 2006. The $7.3 million increase in depreciation expense in fiscal 2007 was due primarily to our new stores and remodels, as well as investments made in our distribution facilities.

Interest expense, net, was $0.4 million in fiscal 2007 as compared to interest income, net of $2.7 million, or 0.2% of net sales, in fiscal 2006. During fiscal 2007, we utilized our cash investments and borrowed under our credit facility to fund our working capital needs. During fiscal 2006, we generated net interest income, due to our net cash investment position and the utilization of our credit facilities only to support our letter of credit needs.

Our income tax provision was approximately $18.9 million during fiscal 2007 as compared to $34.7 million during fiscal 2006. Our effective tax rate was 65.5% during fiscal 2007 compared to 29.2% in fiscal 2006. During fiscal 2007, we received a cash dividend of approximately $45 million from our Hong Kong subsidiary. Since we are no longer permanently reinvested in the earnings of our Hong Kong subsidiary, we were required to provide U.S. taxes on our earnings in Hong Kong. Our fiscal 2007 tax provision was increased by approximately $6.1 million due to this transaction. The reduction in our effective tax rate in fiscal 2006 primarily resulted from a one time cash dividend from some of our Canadian subsidiaries, which also brought foreign tax credits that can be utilized to reduce U.S. income taxes. Our fiscal 2006 tax provision was reduced by approximately $9.5 million due to this transaction.

During fiscal 2007, we recorded a loss from discontinued operations, net of income taxes, of approximately $69.5 million as compared to income from discontinued operations, net of income taxes, of approximately $3.1 million during fiscal 2006. Our fiscal 2007 loss from discontinued operations, net of income taxes, included:

•                  Approximately $80.3 million, before income taxes, in asset impairment charges related to our decision to exit the Disney Store business.

•                  Approximately $10.5 million, before income taxes, for the Disney Store “maintenance refresh” program and accelerated depreciation of the Mickey Stores. The “maintenance refresh” program approximated $6.9 million, and was recorded in selling, general and administrative expenses, and accelerated depreciation of the Mickey Stores approximated $3.6 million. We accelerated depreciation for certain Mickey Stores assets, which we determined would be disposed at the time of their scheduled renovation.

•                  Approximately $7.5 million in fees, before income taxes, paid to Disney based on a percentage of sales made through the Disney Internet e-commerce website, which commenced in July 2007.

•                  Approximately $6.1 million, before income taxes, in costs associated primarily with the cancellation of the Disney Store remodeling program.

Additionally, our discontinued operations in the fourth quarter of 2007 were negatively impacted by late merchandise deliveries and a lack of customer enthusiasm for our toy offering during the holiday season, which resulted in significant markdowns to reduce inventory levels.

During fiscal 2006, discontinued operations, net of taxes included $16.7 million in asset impairment charges, before income taxes, including $9.6 million in impairments at 29 of our Mickey prototype stores and $7.1 million in disposals of property and equipment resulting primarily from our decisions not to proceed with a New York City Disney Store location and infrastructure investments that were written off in conjunction with our decision to form an e-commerce alliance with a Disney affiliate in which select Disney Store merchandise is sold on the disneyshopping.com website.

Due to the factors discussed above, we recorded a net loss of $59.6 million in fiscal 2007 compared to net income of $87.4 million in fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES

Debt Service/Liquidity

Our working capital needs follow a seasonal pattern, peaking during the second and third quarters when inventory is purchased for the back-to-school and holiday selling seasons. Historically, our primary uses of cash were the financing of new store openings and providing working capital, principally used for inventory purchases. In prior years, we have been able to meet our cash needs principally by using cash on hand, cash flows from operations and seasonal borrowings under our credit facilities. Throughout most of fiscal 2007, our cash reserves were held outside of the United States. During the fourth quarter of fiscal 2007, we repatriated $45 million from our Hong Kong subsidiary to be available for additional working capital needs that we anticipated might be needed in connection with our exit from the Disney Store business. Our fiscal 2008 working capital needs are expected to include exit costs of approximately $50 million to wind down the operations of the Disney Store business (see “—Estimated Costs to Exit the Disney Store Business” below for additional information regarding these costs).

As of February 2, 2008, we had short-term borrowings of $89.0 million. Our ability to meet our capital requirements in fiscal 2008 depends on our ability to generate cash flows from operations and our borrowings under our credit facilities. During fiscal 2008, we will focus on conserving our capital resources, particularly during the second quarter of 2008 when our revenues are lowest and we are building inventory to support the back-to-school season. We plan to accomplish this by achieving our operating plan, through lower inventory purchases, lower capital expenditures and our workforce reductions. Additionally, the timing of most of our capital expenditure projects is planned for the second half of the year. We also actively pursued additional debt financing and planned to amend our credit facility to strengthen liquidity. We depend on generating sufficient cash flow and having access to additional liquidity sources to fund our ongoing operations, the Disney Store business exit costs, capital expenditures, and debt repayment.

Liquidity Constraints Imposed by the License Agreement

Concurrent with the acquisition of the Disney Stores, we entered into a License Agreement and Guaranty and Commitment (the “Guaranty and Commitment Agreement”). The License Agreement and the Guaranty and Commitment Agreement, as well as our credit facilities, placed certain liquidity restrictions on us. These agreements restricted the commingling of funds between The Children’s Place and Hoop, limited the borrowings by Hoop from The Children’s Place, and limited dividends and other distributions other than payment for the allocated costs of shared services from Hoop to The Children’s Place. Since the acquisition, we have segregated all cash receipts and disbursements, investments and credit facility borrowings and letter of credit activity. In the normal course of business, Hoop had reimbursed intercompany services but had not paid any dividends or made other distributions.

We invested $50 million in Hoop concurrently with the consummation of the acquisition and agreed to invest up to an additional $50 million to enable Hoop to comply with its obligations under the License Agreement and otherwise fund Hoop’s operating losses. On March 18, 2008, The Children’s Place business made a capital contribution to Hoop of approximately $8.3 million in cash. We also agreed to guarantee the payment and performance of Hoop (for its royalty payment and other obligations to Disney), subject to a maximum guaranty liability of $25 million, plus expenses.

Termination of the License Agreement

After receiving approval from the U.S. Bankruptcy Court and the Canadian Bankruptcy Court on April 30, 2008, Hoop transferred the Disney Store business in the U.S. and Canada and a substantial portion of the Disney Store assets to affiliates of Disney in an asset sale (the “Private Sale”), pursuant to section 363 of the Bankruptcy Code (and a similar provision under the CCAA). Upon closing, affiliates of Disney paid a purchase price of $64.0 million for the acquired assets of the Disney Store business, subject to a post-closing inventory and asset adjustment. Approximately $6.0 million of the purchase price was placed in escrow for such true-up purposes. The proceeds received from the Private Sale will be utilized to settle the Hoop Entities’ liabilities as “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, as applicable.

In connection with the closing of the Private Sale, Disney’s relevant affiliates released Hoop from its rights and obligations under the License Agreement, as amended by the Refurbishment Amendment, the Guaranty and Commitment Agreement, and any related future liabilities and unlimited claims. Further in connection with the closing of the Private Sale and the satisfaction of other conditions, Disney and its affiliates released us from our obligations under the Guaranty and Commitment Agreement and the Refurbishment Amendment. Separately, we entered into a settlement and release of claims with Hoop and its creditors’ committee, which was approved by the U.S. Bankruptcy Court on April 29, 2008. We have agreed to provide transitional services and to forgive all pre- and post-bankruptcy petition claims against Hoop, which include inter-company charges for shared services and also included a capital contribution we made to Hoop of approximately $8.3 million in cash, and to pay severance and other employee costs for the Company’s employees servicing Hoop, and certain other professional fees and other costs that we may incur during the Hoop Entities’ bankruptcy proceedings, as well as claims that might be asserted against us in such bankruptcy proceedings.

Estimated Costs to Exit the Disney Store Business

We estimate that our continuing Children’s Place business will make cash outlays of approximately $50 million to exit the Disney Store business, which will include:

•                  Severance and other employee costs for our employees servicing Hoop Entities of approximately $7.8 million;

•                  Forgiveness of all pre- and post- petition claims against the Hoop estate, including inter-company charges for shared services of approximately $24.1 million, and a cash capital contribution of approximately $8.3 million that was made to Hoop on March 18, 2008, prior to its bankruptcy filings;

•                  Legal and other costs we incur during the Hoop entities’ bankruptcy proceedings; and

•                  Claims that might be asserted against us in the bankruptcy proceedings.

Credit Facilities

In accordance with certain terms of the License Agreement and our Company’s credit facilities, we segregated our credit facility borrowings and letter of credit activity for The Children’s Place and the Disney Store businesses. On March 26, 2008, the Amended Hoop Loan Agreement was terminated in conjunction with filing of the Cases and Hoop entered into a DIP Credit Facility. The following section outlines the key terms of our credit facilities.

2007 Amended Loan Agreement; Letter of Credit Agreement

In June 2007, we entered into a Fifth Amended and Restated Loan and Security Agreement (the “2007 Amended Loan Agreement”) and a new letter of credit agreement (the “Letter of Credit Agreement”) with Wells Fargo Retail Finance, LLC (“Wells Fargo”) as senior lender and administrative and syndication agent, and our other senior lenders for the purpose of better supporting our capital needs and reducing the fees associated with our credit facility borrowings in comparison to our previous credit agreement.

The 2007 Amended Loan Agreement provides a facility maximum of $100 million for borrowings and letters of credit, with a $30 million “accordion” feature that enables us, at our option, to increase the facility to an aggregate amount of $130 million, subject to an availability covenant which restricts maximum borrowings to 90% of the facility maximum, or $117 million.

There is also a seasonal over-advance feature that enables us to borrow up to an additional $20 million from July 1 through October 31, subject to satisfying certain conditions, including a condition relating to earnings before interest, taxes, depreciation and amortization (“EBITDA”) on a trailing 12 month basis based upon the most recent financial statements furnished to Wells Fargo and our estimate of projected pro forma EBITDA for the over-advance period. On November 2, 2007, we entered into an amendment of the 2007 Amended Loan Agreement (the “First Amendment”), extending the period of the over-advance feature of the credit facility until November 30 for fiscal 2007. We paid a fee of $30,000 in connection with this amendment.

The term of the facility ends on November 1, 2010. If we terminate the 2007 Amended Loan Agreement during the first year, there is a termination fee of 0.5% of the $100 million facility maximum ($130 million if the accordion feature is in use) plus any seasonal over-advance amounts in effect. The LIBOR margin is 1.00% to 1.50%, depending on our average excess availability, and the unused line fee is 0.25%.

Credit extended under the 2007 Amended Loan Agreement is secured by a first priority security interest in substantially all of the Company’s assets, other than assets in Canada and Puerto Rico and assets owned by Hoop. The amount that can be borrowed under the 2007 Amended Loan Agreement depends on levels of inventory and accounts receivable relating to The Children’s Place business. The 2007 Amended Loan Agreement contains covenants, which include limitations on annual capital expenditures, maintenance of certain levels of excess collateral, and a prohibition on the payment of dividends. The 2007 Amended Loan Agreement also contains covenants permitting us to invest without restriction in Hoop up to $20 million, $55 million, $36 million and $52 million in fiscal years 2007, 2008, 2009 and 2010, respectively, and together with the amounts the Company may be required to invest in Hoop pursuant to the Guaranty and Commitment, are not permitted to exceed a maximum aggregate of $175 million over the term of the credit facility.

Under the Letter of Credit Agreement, we can issue letters of credit for inventory purposes for up to $60 million to support The Children’s Place business. The Letter of Credit Agreement can be terminated at any time by either us or Wells Fargo. Interest is paid at the rate of 0.75% (or 1.00% during any period in which amounts remain outstanding under the seasonal over-advance feature under the 2007 Amended Loan Agreement)   on the aggregate undrawn amount of all letters of credit outstanding. Our obligations under the Letter of Credit Agreement are secured by a security interest in substantially all of the assets of The Children’s Place business, other than assets in Canada and Puerto Rico, and assets of Hoop. Upon any termination of the Letter of Credit Agreement, we would be required to fully collateralize all outstanding letters of credit issued thereunder and, if we failed to do so, our outstanding liability under the Letter of Credit Agreement would reduce our borrowing capacity under the 2007 Amended Loan Agreement.

As of February 2, 2008, we had activated our accordion feature and our line of credit was $130 million, subject to an availability covenant which restricts maximum borrowings to 90% of the facility maximum, or $117 million. As of February 2, 2008, we had outstanding borrowings of $69.6 million and $40.8 million outstanding in letters of credit ($26.5 million in merchandise letters of credit under the Letter of Credit Agreement and $14.3 million in standby letters of credit under the 2007 Amended Loan Agreement). The average loan balance during the fiscal year ended February 2, 2008 was approximately $44.1 million and the average interest rate was 7.21%. The maximum borrowings under the facility were $116.8 million during the fiscal year ended February 2, 2008. Availability under the 2007 Amended Loan Agreement as of February 2, 2008 was $33.1 million and the interest rate charged was 6.00%.

Prior to the 2007 Amended Loan Agreement, we borrowed under a 2004 Amended Loan Agreement, which contained covenants substantially similar to the 2007 Amended Loan Agreement, except the 2004 Amended Loan Agreement: (i) permitted borrowings up to $130 million (including a sublimit for letters of credit of $100 million), (ii) provided for amounts outstanding to bear interest at a floating rate equal to the prime rate or, at our option, a LIBOR rate plus a pre-determined margin of 1.50% to 3.00%, and (iii) contained an unused line fee of 0.38%.

Primarily as a result of our restatement and the delay in completion of our financial statements, we were not in compliance with the financial reporting covenants under the 2007 Amended Loan Agreement during fiscal 2007. However, we obtained waivers from our lenders for such noncompliance. There were no fees associated with obtaining these waivers through August 30, 2007; however, we were required to pay a fee of $102,000 to extend the waiver from August 30, 2007 through January 1, 2008.

In addition, we determined that we were not in compliance with the Amended Loan Agreement because The Children’s Place business had guaranteed three Disney Store operating leases. We obtained a waiver from our lenders related to this guarantee.

Amended Hoop Loan Agreement

In connection with the acquisition of the Disney Store business in 2004, our domestic Hoop entity entered into a Loan and Security Agreement (the “Hoop Loan Agreement”) with Wells Fargo as senior lender and syndication and administrative agent, and certain other lenders, establishing a senior secured credit facility for Hoop. In June 2007, concurrent with the execution of the 2007 Amended Loan Agreement, and in August 2007, we entered into Second and Third Amendments to the Hoop Loan Agreement, both with Wells Fargo, as senior lender and administrative and syndication agent, and the other senior lenders (together with the Hoop Loan Agreement, the “Amended Hoop Loan Agreement”) to reduce the interest rates charged on outstanding borrowings and letters of credit. The Amended Hoop Loan Agreement provided a facility maximum of $75 million for borrowings, subject to an availability restriction which limited maximum borrowings to 90% of the facility maximum, or $67.5 million; and provided for a $25 million accordion feature that enabled us to increase the facility to an aggregate amount of $100 million, subject to an availability covenant which restricted maximum borrowings to 90% of the facility maximum, or $90 million. The accordion feature was available at our option, subject to the amount of eligible inventory and accounts receivable of the domestic Hoop entity. The term of the Amended Hoop Loan Agreement ended on March 26, 2008 concurrent with the filing of the Cases and we were required to pay a termination fee of approximately $0.4 million.

 Amounts outstanding under the Amended Hoop Loan Agreement bore interest at a floating rate equal to the prime rate or, at Hoop’s option, the LIBOR rate plus a pre-determined margin. Depending on the domestic Hoop entity’s level of excess availability, the LIBOR margin was 1.50% or 1.75%, commercial letter of credit fees were 0.75% or 1.00%, and standby letter of credit fees were 1.25% or 1.50%. The unused line fee was 0.25%.

Covenants under the Hoop Loan Agreement were substantially similar to those under the Amended Hoop Loan Agreement, except that the Hoop Loan Agreement: (i) permitted borrowings up to $100 million (including a sublimit for letters of credit of $90 million), (ii) provided for amounts outstanding to bear interest at a floating rate equal to the prime rate plus a margin of 0.25% or, at Hoop’s option, the LIBOR rate plus a pre-determined margin of 2.00% or 2.25%, depending on the domestic Hoop entity’s level of excess availability, and (iii) contained an unused line fee of 0.30%.

Credit extended under the Amended Hoop Loan Agreement was secured by a first priority security interest in substantially all the assets of the domestic Hoop entity as well as a pledge of a portion of the equity interests in Hoop Canada. The Amended Hoop Loan Agreement also contained covenants, including limitations on indebtedness, limitations on capital expenditures and restrictions on the payment of dividends and indebtedness.

As of February 2, 2008, we had outstanding borrowings of $19.4 million. During the fiscal year ended February 2, 2008, various letters of credit were issued, and as of February 2, 2008 we had letters of credit outstanding of $21.1 million ($17.6 million in merchandise letters of credit and $3.5 million in standby letters of credit). The average outstanding balance during the fiscal year ended February 2, 2008 was approximately $3.1 million and the average interest rate was 7.41%. The maximum borrowings under the facility were $26.1 million during the fiscal year ended February 2, 2008. Availability as of February 2, 2008 was $18.1 million and the interest rate charged was 6.00% as of February 2, 2008.

Primarily as a result of the delay in completion of our financial statements, we were not in compliance during fiscal 2007 with the financial reporting covenants under the Amended Hoop Loan Agreement or the provision requiring Hoop to comply with the License Agreement. However, we obtained waivers from our lenders for such noncompliance. There were no fees associated with obtaining these waivers through August 30, 2007. However, we were required to pay a fee of $48,000 to extend the waiver from August 30, 2007 through January 1, 2008.

As of March 26, 2008, there was $9.3 million in borrowings under the Amended Hoop Loan Agreement and $15.6 million in letters of credit outstanding.

DIP Credit Facility

As a result of the filing of the Cases, outstanding indebtedness, in the amount of approximately $9.3 million, under the Amended Hoop Loan Agreement was frozen and capped as of March 26, 2008. In order to fund the bankruptcy proceedings and all projected working capital needs, Wells Fargo and Hoop Retail Stores, LLC entered into a Debtor-In-Possession Loan and Security Agreement, which was approved by the U.S. Bankruptcy Court and was dated as of  March 28, 2008, consisting of a $35 million revolving credit facility (the “DIP Credit Facility”). In addition, all letters of credit issued under the Hoop Credit Facility were deemed by the U.S. Bankruptcy Court to be issued under the DIP Credit Facility. Hoop was required to pay a closing fee of approximately $0.3 million for the DIP Credit Facility.

Amounts outstanding under the DIP Credit Facility bore interest at a floating rate equal to the prime rate plus 1.50%. Commercial letter of credit fees and standby letter of credit fees were 2.50% and the unused line fee was 0.375%, Credit extended under the DIP Credit Facility was secured by a first priority security interest in substantially all the assets of the domestic Hoop entity as well as a pledge of a portion of the equity interest in Hoop Canada.

Cash Flows/Capital Expenditures

Cash flows used by operating activities were $1.2 million in fiscal 2007, as compared to cash flows provided by operating activities of $138.9 million in fiscal 2006.

Cash flows provided by operating activities of continuing operations were $36.1 million and $109.5 million, during fiscal 2007 and fiscal 2006, respectively. In fiscal 2007, our lower cash flows provided by operating activities was driven by lower income from continuing operations of $10.0 million during fiscal 2007 as compared to $84.3 million in income from continuing operations during fiscal 2006. Significant non-cash expenses in fiscal 2007 included approximately $16.6 million in asset impairment charges and $65.3 million in depreciation, offset partially by a $56.8 million increase in our deferred income tax assets. Asset impairment charges included $14.8 million in impairments related to our decision to cease construction of our Emerson Lane administrative office building and $1.8 million in impairment charges related to 12 underperforming stores. During fiscal 2007, we made cash payments of approximately $58.5 million for taxes. Our fiscal year-end inventory levels increased $22.8 million over fiscal 2006.

Cash flows used in operating activities of discontinued operations were $37.3 million during fiscal 2007 as compared to $29.4 million provided by operating activities during fiscal 2006. In fiscal 2007, our cash flows used by operating activities were driven by our loss from discontinued operations of $69.5 million as compared to income from discontinued operations of $3.1 million during fiscal 2006. Significant non-cash expenses in fiscal 2007 included approximately $80.3 million in impairments related to our decision to exit the Disney Store and $14.4 million in depreciation. During fiscal 2006, significant non-cash expenses included: (i) approximately $18.8 million in net royalty expense; (ii)$16.6 million in asset impairment charges, including $9.6 million in impairments at 29 of our Mickey prototype stores and $7.1 million in disposals of property and equipment resulting from our decisions not to proceed with a New York City store location and infrastructure investments that were written off in conjunction with our decision to form an e-commerce alliance with a Disney affiliate in which select Disney Store merchandise is sold on the disneyshopping.com website; and (iii) $7.7 million in depreciation. Fiscal year-end inventory levels increased $18.1 million over fiscal 2006.

Cash flows used in investing activities were $124.6 million and $229.2 million in fiscal 2007and fiscal 2006, respectively.

Cash flows used in investing activities of continuing operations were $121.8 million and $154.8 million during fiscal 2007 and fiscal 2006, respectively. During fiscal 2007, cash flows used in investing activities decreased $33.0 million, primarily as a result of the utilization of investments made in fiscal 2006 to fund our working capital needs, offset partially by a $59.7 million increase in our capital expenditures for our continuing operations. During fiscal 2007, our capital expenditures for continuing operations were approximately $168.7 million as compared to $109.0 million in fiscal 2006.

Capital expenditures of continuing operations increased $59.7 million in fiscal 2007 as a result of investments in our distribution and administrative facilities, partially offset by fewer new store openings and remodels. During fiscal 2007, we incurred capital expenditures of approximately $52.8 million to complete our Fort Payne distribution center and approximately $14.2 million for the Emerson Lane administrative office building. The number of new store openings and remodelings has a significant impact on our cash flows used in investing activities. In fiscal 2007 and fiscal 2006, we opened 54 and 69 stores, respectively while remodeling 21 and 19 stores, respectively.

Cash flows used in investing activities of discontinued operations were $2.8 million and $74.4 million during fiscal 2007 and fiscal 2006, respectively. During fiscal 2007, cash flows used in investing activities decreased $71.6 million, primarily as a result of the utilization of investments made in fiscal 2006 to fund working capital needs of our discontinued operations, offset partially by a $15.0 million decrease in capital expenditures for discontinued operations. During fiscal 2007, capital expenditures for discontinued operations were approximately $31.1 million as compared to $46.1 million in fiscal 2006

Cash flows provided by financing activities were $89.9 million and $38.2 million in fiscal 2007 and fiscal 2006, respectively.

Cash flows provided by financing activities of continuing operations were $70.5 million and $38.2 million in fiscal 2007 and fiscal 2006, respectively. In fiscal 2007, cash flows provided from financing activities reflected net borrowings under our credit facilities and the funds and tax benefits received from the exercise of employee stock options. In fiscal 2006, cash flows provided from financing activities reflected the funds and tax benefits received from the exercise of employee stock options and employee stock purchases.

Cash flows provided by financing activities of discontinued operations were $19.4 million in fiscal 2007, reflecting net borrowings under the Amended Hoop Loan Agreement.

We anticipate that total capital expenditures will be in the range of approximately $65 to $75 million in fiscal 2008. Our lower planned capital expenditures for fiscal 2008 reflects our exit from the Disney Store business coupled with capital expense reductions at The Children’s Place brand. Approximately $55 million of our planned capital expenditures will provide for the opening of approximately 30 new stores and 17 store remodelings at The Children’s Place. We also anticipate receiving approximately $12 million in lease incentives in fiscal 2008. The remainder of our 2008 capital expenditure budget will be utilized for information technology and other initiatives.

Our ability to meet our capital requirements in fiscal 2008 depends on our ability to generate cash flows from operations and our borrowings under our credit facilities. Cash flow generated from operations depends on our ability to achieve our financial plans. During fiscal 2008, we will focus on conserving our capital resources, particularly during the second quarter of 2008 when our revenues are lowest and we are building inventory to support the back-to-school season. We also actively pursued additional debt financing and planned to amend our credit facility to enable us to strengthen our liquidity.  We believe that cash on hand, cash generated from operations and funds available to us through our credit facility will be sufficient to fund our capital and other cash flow requirements over the next 12 months.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

In this section, we have summarized our contractual obligations for our continuing The Children’s Place business and for discontinued operations, the Disney Store business as of February 2, 2008. To the extent that these contractual obligations and commercial commitments were not assumed by Disney in the Private Sale, these obligations and commitments will be resolved under the jurisdiction of the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, as applicable.

The following tables summarize our contractual and commercial obligations for continuing operations as of February 2, 2008:

	Payment Due By Period (1)
Contractual Obligations	Total	1 year or less	1—3 years	3—5 years	More than 5 years
(dollars in thousands)
Operating leases (2)	$845,238	$145,995	$264,962	$189,004	$245,277
Employment contracts (3)	4,713	4,713	—	—	—
New store and remodel capital expenditure commitments – (4)	36,879	31,738	5,141	—	—
Long-term debt	—	—	—	—	—
Capital leases	—	—	—	—	—
	$886,830	$182,446	$270,103	$189,004	$245,277

	Amounts of Commitment Expiration Per Period
Other Commercial Commitments	Total	1 year or less	1—3 years	3—5 years	More than 5 years
(dollars in thousands)
Credit facilities	$69,561	$69,561	$—	$—	$—
Purchase commitments (5)	292,778	292,778	—	—	—
Merchandise letters of credit	26,547	26,547	—	—	—
Standby letters of credit (6)	14,252	14,252	—	—	—
Total – Other Commercial Commitments	403,138	403,138	—	—	—
Total - Contractual Obligations and Other Commercial Commitments	$1,289,968	$585,584	$270,103	$189,004	$245,277

(1)                                  Unrecognized tax benefits, including interest and tax penalties totaling approximately $23.5 million have not been included in these amounts as the Company is unable to make reasonably reliable estimates of the periods of potential settlement.

(2)                                  Certain of our operating leases include common area maintenance charges in our monthly rental expense. For other leases which do not include these charges in our monthly rental expense, we record the expense in cost of goods sold.

(3)                                  The amounts above represent severance payments accrued for our former CEO and President. We also have entered into employment agreements with certain executives which provide for the payment of severance up to one and a half times the executive’s salary and certain benefits following any termination without cause. These contracts commit the Company in the aggregate to approximately $2.7 million of employment termination costs, of which $2.4 million represents severance payments. In addition, there is approximately $2.6 million committed to certain executives in the event of a change of control of the Company.

(4)                                  As of February 2, 2008, we had executed 24 leases for new Children’s Place stores and 12 The Children’s Place remodels. This amount represents our estimate of the capital expenditures required to open and begin operating the new and remodeled The Children’s Place stores. We also expect to receive landlord lease incentives of approximately $10.4 million for these stores.

(5)                                  Represents purchase orders for merchandise for re-sale of approximately $291 million and equipment, construction and other non-merchandise commitments of approximately $1.3 million.

(6)                                  Represents letters of credit issued to landlords, banks, insurance companies and Disney subsidiaries.

The following tables summarize our contractual and commercial obligations for discontinued operations as of February 2, 2008:

	Payment Due By Period
Contractual Obligations	Total	1 year or less	1—3 years	3—5 years	More than 5 years
(dollars in thousands)
Operating leases (1)	$337,630	$50,458	$91,467	$84,521	$111,184
Minimum Disney Store royalty (2)	300,000	25,000	50,000	50,000	175,000
Disney Store remodel and maintenance obligations (3)	322,198	46,995	86,990	44,145	144,068
New store and remodel capital expenditure commitments – (4)	—	—	—	—	—
	$959,828	$122,453	$228,457	$178,666	$430,252

	Amounts of Commitment Expiration Per Period
Other Commercial Commitments	Total	1 year or less	1—3 years	3—5 years	More than 5 years
(dollars in thousands)
Credit facilities	$19,415	$19,415	$—	$—	$—
Purchase commitments (5)	108,158	108,158	—	—	—
Merchandise letters of credit	17,556	17,556	—	—	—
Standby letters of credit (6)	3,523	3,523	—	—	—
Total – Other Commercial Commitments	148,652	148,652	—	—	—
Total - Contractual Obligations and Other Commercial Commitments	$1,108,480	$271,105	$228,457	$178,666	$430,252

(1)                                  Certain of the Disney Store operating leases included common area maintenance charges in the monthly rental expense. For other leases which do not include these charges in the monthly rental charge, we accrue this expense in discontinued operations.

(2)                                  The Disney Stores became subject to minimum royalties at the beginning of fiscal 2007. See Note 9—Commitments and Contingencies in the accompanying consolidated financial statements for a description of the computation of the minimum royalty. In accordance with the terms of the License Agreement, eligible Disney Store sales were averaged for the previous two years and that amount was used to impute the minimum royalty due over the remainder of the 15-year term of the License Agreement in this calculation. This estimate did not include future increases or decreases in Disney Store sales and cost of living adjustments since these were unknown contingencies. The actual minimum royalty could differ materially from the amount currently estimated. The Company and Hoop were released from this obligation on April 30, 2008 concurrent with the Private Sale.

(3)                                  Represented the Company’s store opening, remodeling and maintenance commitments for the remainder of the initial term of the License Agreement (through 2019) taking into account the requirements under the Refurbishment Amendment which apply through 2011. The Company and Hoop were released from this obligation on April 30, 2008 concurrent with the Private Sale.

(4)                                  As of February 2, 2008, 8 leases were executed for the Disney Stores. Due to our plans to exit the Disney Store business, no capital expenditures are planned for the Disney Stores.

(5)                                  Represents purchase orders for merchandise for re-sale of approximately $102 million for the Disney Stores and equipment, construction and other non-merchandise commitments of approximately $6.2 million.

(6)                                  Represents letters of credit issued to landlords, banks, insurance companies and Disney subsidiaries.

In August 2007, the Company and a Disney subsidiary entered into a Refurbishment Amendment, which superseded the store renovation provisions of the License Agreement, effective through January 31, 2012. The Refurbishment Amendment sets forth specific requirements regarding Disney Stores to be remodeled and otherwise refreshed over the period the Refurbishment Amendment was in effect and obligated not only Hoop but also the Company to among other things, invest $175 million to remodel and refresh these stores through fiscal 2011. As part of our $175 million capital commitment, the Refurbishment Amendment required that we complete a “maintenance and refresh” program (which includes the Mickey retrofits) in approximately 165 Disney Stores by June 30, 2008. The “maintenance and refresh” program was expected to cost approximately $16 million over the 12 month period, of which approximately $6.9 million was incurred in fiscal 2007.

Pursuant to the Refurbishment Amendment, we were obligated to remodel a total of 236 existing Disney Stores by the end of fiscal 2011 into a new store prototype the Company developed, of which the first seven remodels were required to be completed during fiscal 2007, with an additional 49, 60, 70 and 50 stores required to be remodeled during fiscal 2008, fiscal 2009, fiscal 2010 and fiscal 2011, respectively. Under the Refurbishment Amendment, we also agreed to open at least 18 new Disney Stores using the new store prototype by the end of fiscal 2008, 15 of which were opened in fiscal 2007, and we also had the right to open up to a specified number of additional new stores using the new store prototype during each fiscal year. The following table summarized an estimate of the remodel and maintenance refresh obligations between fiscal 2007 and fiscal 2011 when the Refurbishment Amendment was executed (amounts in thousands, except stores):

	Store Remodel		Mickey Retrofit		Maintenance Refresh			Total
		Estimated		Estimated		Estimated		Estimated
Fiscal Year	Stores (#)	Cost ($)	Stores (#)	Cost ($)	Stores (#)	Cost ($)	Contingency ($)	Cost ($)
2007	7	$4,250	7	$1,050	6	$950	$1,245	$7,495
2008	49	31,650	28	4,200	129	9,675	1,245	46,770
2009	60	39,000	—	—	—	—	1,245	40,245
2010	70	45,500	—	—	—	—	1,245	46,745
2011	50	32,500	—	—	—	—	1,245	33,745
2007—2011	236	$152,900	35	$5,250	135	$10,625	$6,225	$175,000

In addition to the remodel and maintenance costs shown in the above table, the Refurbishment Amendment obligated us to open a total of 18 new Disney Stores by January 31, 2009, of which 15 stores had been opened as of February 2, 2008. The Company and Hoop were released from this obligation on April 30, 2008 concurrent with the Private Sale.

QUARTERLY RESULTS AND SEASONALITY

Our quarterly results of operations have fluctuated and are expected to continue to fluctuate materially depending on a variety of factors, including overall economic conditions, the timing of new store openings and related pre-opening and other startup costs, net sales contributed by new stores, increases or decreases in comparable store sales, weather conditions, shifts in timing of certain holidays, changes in our merchandise mix and pricing strategy. The combination and severity of one or more of these factors could result in material fluctuations.

Our business is also subject to seasonal influences, with heavier concentrations of sales during the back-to-school and holiday seasons. Our first quarter results are heavily dependent upon sales during the period leading up to the Easter holiday. Our third quarter results are heavily dependent upon back-to-school sales at The Children’s Place. Our fourth quarter results are heavily dependent upon sales during the holiday season. As is the case with many retailers of apparel and related merchandise, we typically experience lower net sales and net income during the first two fiscal quarters, and net sales and net income are lower during the second fiscal quarter than during the first fiscal quarter. We experienced losses in the second quarters of fiscal 2007and fiscal 2006, as well as in the fourth quarter of fiscal 2007. Because of these fluctuations in net sales and net income (loss), the results of operations of any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year or any future quarter.

The following table sets forth certain statement of operations data and selected operating data for each of our last four fiscal quarters. The quarterly statement of operations data and selected operating data set forth below were derived from our unaudited consolidated financial statements and reflect, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the results of operations for these fiscal quarters (in thousands, except per share data) (Unaudited):

	Fiscal Year Ended February 2, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
Net sales	$355,995	$290,498	$430,572	$443,264
Gross profit	151,974	93,444	172,321	178,403
Selling, general and administrative expenses	107,775	109,219	131,004	131,144
Asset impairment charges	—	635	947	14,983
Other costs	—	—	—	5,870
Depreciation and amortization	14,597	15,154	17,063	18,512
Income (loss) from continuing operations before income taxes	30,602	(31,136)	22,511	6,896
Provision (benefit) for income taxes	11,533	(11,330)	7,586	11,124
Income (loss) from continuing operations	19,069	(19,806)	14,925	(4,228)
(Loss) from discontinued operations, net of taxes	(4,355)	(8,285)	(2,622)	(54,265)
Net income (loss)	14,714	(28,091)	12,303	(58,493)
Basic earnings (loss) per share amounts
Income (loss) from continuing operations	$0.66	$(0.68)	$0.51	$(0.15)
(Loss) from discontinued operations	(0.15)	(0.28)	(0.09)	(1.86)
Net income (loss)	0.51	(0.97)	0.42	(2.01)
Basic weighted average common share outstanding	29,084	29,084	29,084	29,107
Diluted earnings (loss) per share amounts
Income (loss) from continuing operations	$0.64	$(0.68)	$0.51	$(0.15)
(Loss) from discontinued operations	(0.15)	(0.28)	(0.09)	(1.86)
Net income (loss)	0.49	(0.97)	0.42	(2.01)
Diluted weighted average common share outstanding	30,002	29,084	29,359	29,107

*                                         Table may not add due to rounding.

(1)                                  Significant items impacting the fourth quarter of fiscal 2007 include: (a) $14.8 million in asset impairment charges related to our decision to cease construction of our Emerson Lane administrative office building; (b) $5.9 million in other costs related to the Emerson Lane administrative office lease; and (c) $54.3 million loss from discontinued operations, net of taxes, which was comprised of: (i) $80.3 million in asset impairment charges, before income taxes, related to our decision to exit the Disney Store business; and (ii) $6.1 million, before income taxes, in costs associated primarily with the cancellation of the Disney Store remodeling program.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, the Company’s financial position and results of operations are routinely subject to market risk associated with interest rate movements on borrowings and investments and currency rate movements on non-U.S. dollar denominated assets, liabilities and income. The Company utilizes cash from operations and short-term borrowings to fund our working capital and investment needs.

Cash, cash equivalents and investments are normally invested in short-term financial instruments that will be used in operations within a year of the balance sheet date. Because of the short-term nature of these investments, changes in interest rates would not materially affect the fair value of these financial instruments.

The Company’s credit facility with Wells Fargo for its continuing operations provides a source of financing for its working capital requirements. The Company’s credit facility bears interest at either a floating rate equal to the prime rate or a floating rate equal to the prime rate plus a pre-determined spread.

At the Company’s option, it could also borrow at a LIBOR rate plus a pre-determined spread. As of February 2, 2008, the Company had borrowings of $69.6 million under the Amended Loan Agreement. The Company’s interest expense is subject to fluctuations in the prime rate and LIBOR rate. The Company amended its Wells Fargo credit facility in June 2007. For a discussion of the amended facility, please refer to Note 5—Credit Facilities in the accompanying consolidated financial statements.

Assets and liabilities outside the United States are primarily located in Canada and Hong Kong. The Company’s investments in its Canadian subsidiaries are considered long-term. However, the Company is not deemed to be permanently invested in its Hong Kong subsidiary. The Company did not hedge these net investments during fiscal 2007. As of February 2, 2008, the Company is not a party to any derivative financial instruments.

As of February 2, 2008, the Company had approximately $50.3 million of its cash and investment balances held in foreign countries, of which approximately $37.6 million was in Canada and approximately $12.7 million was in Hong Kong. While the Company does not have substantial financial assets in China, it imports a large percentage of its merchandise from that country. Consequently, any significant or sudden change in China’s political, foreign trade, financial, banking or currency policies and practices could have a material adverse impact on the Company’s financial position or results of operations.

In addition to the Company’s Asian operations, the Company has a growing business in Canada. While currency rates with the Canadian dollar moved in the Company’s favor for the first and third quarters of the fiscal year, they moved against the Company in the second and fourth quarters of fiscal 2006 and there can be no guarantee that the exchange rate will move in the Company’s favor in the future. Foreign currency fluctuations could have a material adverse effect on our business and results of operation.